EXHIBIT 1
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                  [DESCARTES                     RENEWAL ANNUAL INFORMATION FORM
                 COMPANY LOGO]                                     JUNE 18, 2004

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                                                THE DESCARTES SYSTEMS GROUP INC.

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TABLE OF CONTENTS

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ITEM 2 - CORPORATE STRUCTURE.............................................2
      2.1 The Company....................................................2
      2.2 Intercorporate Relationships...................................2

ITEM 3 - GENERAL DEVELOPMENT OF THE BUSINESS.............................2
      3.1 Profile........................................................2
      3.2 History and General Development................................3
      3.3 Trends.........................................................4

ITEM 4 - NARRATIVE DESCRIPTION OF THE BUSINESS...........................4
      4.1 Company Overview...............................................4
      4.2 Principal Products and Services................................5
            (a) Value-added Networks.....................................5
            (b) Supply Chain Solution Suites.............................6
            (c) Consulting Services......................................9
            (d) Customer Service and Support and Maintenance.............9
      4.3 Revenue Sources................................................9
      4.4 Customer Base.................................................10
      4.5 Sales and Marketing...........................................10
            (a) Sales Force.............................................10
            (b) Strategic Marketing Alliances...........................10
      4.6 Research and Development......................................11
      4.7 Competition...................................................11
      4.8 Intellectual Property and Other Proprietary Rights............12
      4.9 Contracts.....................................................13
      4.10 Employees....................................................13
      4.11 Risks Associated with Foreign Sales and Exchange
             Rate Fluctuations..........................................14
      4.12 Risks Associated with Cyclical or Seasonal
             Aspects of Business........................................14
      4.13 Reorganizations..............................................14

ITEM 5 - MANAGEMENT'S DISCUSSION AND ANALYSIS AND RISK FACTORS..........15

ITEM 6 - MARKET FOR SECURITIES AND RELATED SECURITYHOLDER MATTERS.......15

ITEM 7 - DIRECTORS AND EXECUTIVE OFFICERS...............................17
      7.1 Summary Information...........................................17
      7.2 Committees of the Board of Directors..........................19

ITEM 8 - EXTERNAL AUDITOR...............................................21

ITEM 9 - LEGAL PROCEEDINGS..............................................21

ITEM 10 - ADDITIONAL INFORMATION........................................22

APPENDIX A - AUDIT COMMITTEE CHARTER....................................23

APPENDIX B - COMPENSATION COMMITTEE CHARTER.............................25

APPENDIX C - CORPORATE GOVERNANCE COMMITTEE CHARTER.....................27

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INFORMATION CONTAINED HEREIN IS PROVIDED AS AT JANUARY 31, 2004 AND IS IN U.S.
DOLLARS, UNLESS OTHERWISE INDICATED.

Certain statements made in this Renewal Annual Information Form and information incorporated herein by reference, including statements relating to the Company's (as defined below) expectations with respect to market opportunity and industry trends, the Company's ability to enhance and maintain existing and new future product lines, and the Company's ability to enhance its market positioning through the deployment of emerging technologies, constitute forward-looking statements. When used in this Renewal Annual Information Form and in documents incorporated herein by reference, the words "believes", "plans", "expects", "anticipates", "intends", "continues", "may", "will", "could", "should" and similar expressions, or the negative of such terms, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. Factors that may cause such differences include, but are not limited to, the factors discussed herein and the factors discussed under the heading "Certain Factors That May Affect Future Results" appearing in the Company's Annual Report for the fiscal year ended January 31, 2004. If any such risk factors actually occur, they could materially adversely affect the Company's business, financial condition or results of operations. In that case, the trading price of the Company's common shares or other securities could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any statement is based.

The Renewal Annual Information Form refers to the Company's fiscal periods. The Company's fiscal year commences on Feburary 1st of each year and ends on January 31st of the following year. The current fiscal year, which will end on January 31, 2005, is referred to as the "current fiscal year", "fiscal 2005", "2005" or using similar words. The previous fiscal year, which ended on January 31, 2004, is referred to as the "previous fiscal year", "fiscal 2004" or using similar words. Other fiscal years are referenced by the applicable year during which the fiscal year ends. For example, "fiscal 2008" refers to the annual period ending January 31, 2008 and the "first quarter of 2008" refers to the quarter ending April 30, 2007.

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ITEM 2                           CORPORATE STRUCTURE
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2.1         THE COMPANY
The Descartes Systems Group Inc. ("Descartes" or the "Company") was amalgamated under the BUSINESS CORPORATIONS ACT (Ontario) on January 26, 1999. Its principal executive office is located at 120 Randall Drive, Waterloo, Ontario N2V 1C6 and its phone number is (519) 746-8110.

2.2         INTERCORPORATE RELATIONSHIPS
The following is a list of the Company's material subsidiaries with each subsidiary's jurisdiction of incorporation or organization and the percentage of all voting securities or membership interests directly or indirectly owned or held by the Company:
            Descartes U.S. Holdings, Inc.           Delaware               100%
            Descartes Systems (USA) LLC             Delaware               100%
            Descartes Systems AB                    Sweden                 100%

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ITEM 3                  GENERAL DEVELOPMENT OF THE BUSINESS
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3.1         PROFILE
The Company develops, markets, operates, implements and supports software and services for supply chain management. The Company has significant experience in providing integrated software applications and network services to manage the end-to-end supply chain. The Company's history of serving industries with short order-to-

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fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of enterprises seeking to reduce costs, save time and enhance customer satisfaction. The Company's technology-based solutions provide connectivity and business document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, carrier contract management, and warehouse optimization. In addition, the Company provides a variety of related services, including support and maintenance services, consulting, implementation and training. The Company's primary target industries are retail, consumer product goods, manufacturing and transportation. Companies in over 60 countries use the Company's solutions.

3.2         HISTORY AND GENERAL DEVELOPMENT
The Company's origins are in providing logistics-focused software designed to optimally plan and manage routes for direct delivery and retail customers with private fleets. Over the past several years, supply chain management has been changing, as companies across industry verticals are increasingly seeking real-time control of their supply chain activities.

The Company offers solutions to retailers, manufacturers, distributors and transportation companies that go beyond traditional applications that only address one particular point of a logistics problem. The Company provides an end-to-end suite capable of combining business document exchange and mobile and wireless applications with supply chain execution applications, such as transportation management, routing and scheduling and inventory visibility.

The Company's solutions are offered as suites to target industries. Modular in approach, the industry-focused suites enable our customers to purchase and use one module at a time or combine several modules as part of their end-to-end, real-time supply chain solution. This gives customers an opportunity to add supply chain services and capabilities as their business needs grow and change.

To develop and support an end-to-end suite of solutions, in 2003, the Company introduced the LOGISTICS NETWORK OPERATING SYSTEM(TM) (LNOS) built on Microsoft ..NET standards. The LNOS is the foundation or architecture upon which the Company's newer product suites operate, enabling the Company to offer end-to-end solutions to our existing and potential clients. As a result of the LNOS component-based architecture, the Company can offer many of its applications to customers either hosted by the Company or hosted by the customer behind its own firewall. The Company's flexible pricing model offers customers the opportunity to either purchase solutions on a subscription basis or license solutions for their own installation.

Significant product and business developments over the last three fiscal years have been as follows:

FISCAL 2004

     o Launched the LOGISTICS NETWORK OPERATING SYSTEM(TM), a flexible architectural framework that is designed to enable increased development flexibility and eaSE of product integration and to provide a common look and feel across the Company's products
     o Named a Microsoft Certified Partner and a Microsoft Business Solutions ISV (independent software vendor) partner
     o    Committed to the Microsoft development platform, commonly known as
          .NET
     o Introduced instant messaging capabilities for ROADSHOW TRANSPORT(TM)using the Microsoft Office Live Communications Server 2003
     o Launched the DESCARTES AUTOMATED MANIFEST SERVICE(TM), to address the market need for ocean manifest messaging under the new U.S. Customs Service ContainER Security Initiative (CSI)
     o Participated in live RFID (radio frequency identification technology) field tests as part of the Supply Chain Network(C)Project being conducted by the Supply Chain Development Association

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     o    Developed relationship with Nextel Communications, Inc., ("Nextel"), a leading digital wireless provider, to offer customers two DESCARTES MOBILELINk(TM) applications, using Nextel's Java(TM) technology-enabled phones and the Nextel Nationwide Network
     o Launched global user group to share product release information and obtain customer feedback on future product direction
     o Purchased for cancellation $45.0 million aggregate principal amount of the Company's convertible debentures through a wholly owned subsidiary for $43.3 million, including costs associated with the offer
     o Purchased for cancellation 11,578,000 of the Company's common shares for an aggregate cost of $27.2 million including costs associated with the offer

FISCAL 2003

     o Acquired the remaining 30% of the outstanding shares of Tradevision AB ("Tradevision"). Developed a restructuring plan to integrate the operations of Tradevision with the Company's operations by eliminating redundant staff positions, offices and network infrastructures
     o Aligned the organization by geographical regions - the Americas (North and South America), EMEA (Europe, Middle East and Africa) and Asia Pacific - in an effort to drive strong relationships with customers and prospects
     o    Introduced wireless routing and scheduling applications MOBILELINK:
          COMMERCE(TM)and MOBILELINK: TRACKER(TM)and routing and scheduling software

FISCAL 2002

     o Expanded suite of applications and electronic messaging services with the acquisitions of Centricity, Inc., TranSettlements, Inc. and 70% of the outstanding shares of Tradevision AB
     o Launched the Company's wireless routing, scheduling and dispatch solutions in Europe
     o Introduced enhancements to the Company's ocean contract management and rate builder solutions

3.3         TRENDS
Rapid technological change and frequent new product introductions and enhancements characterize the software and network services industries. Organizations are increasingly requiring greater levels of functionality and more sophisticated product offerings. Accordingly, the Company expects that its future success will be dependent upon its ability to enhance current products or develop and introduce new products offering enhanced performance and functionality at competitive prices. In particular, customers are looking for, end-to-end solutions that combine business document exchange and mobile and wireless applications (MRM) with end-to-end supply chain execution (SCE) applications, such as transportation management, routing and scheduling and inventory visibility. Additionally, the continued growth in global trade creates a need to comply with new and stricter security regulations which sometimes mandate electronic logistics messaging. There is also growing acceptance of subscription pricing models that create more affordable options for small and medium-size enterprises.

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ITEM 4               NARRATIVE DESCRIPTION OF THE BUSINESS
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4.1         COMPANY OVERVIEW
The Company develops, markets, implements and supports solutions for supply chain management. The Company has significant experience in providing software applications and network services to manage end-to-end supply chains. The Company's technology-based solutions, which consist of services and software, provide connectivity and business document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, and warehouse optimization. The Company's pricing model provides companies with the flexibility to purchase solutions on either a license or subscription basis. The Company's primary target industries are retail, consumer product goods, manufacturing and transportation.

The Company operates in one business segment providing supply chain management technology to

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manufacturers, distributors, retailers, and transportation and logistics service providers. The Company's technologies enable customers across industries and modes to better manage the movement of goods and related information.

4.2         PRINCIPAL PRODUCTS AND SERVICES
(a)         Value-Added Networks
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The Company has solutions for different logistics communities that address logistics connectivity and connect trading partners through value-added networks. For transportation service providers, the Company operates value-added networks for air messaging and road and land messaging.

Logistics connectivity consists of connecting a company to its trading partners, and allowing that trading community to communicate logistics-related information such as delivery status messages. Logistics connectivity is available either by itself or together with one, or several, of the Company's other applications.

AIR MESSAGING
The Company's DSG-TRADEVISION(TM) network offers services for air carriers and freight forwarders in Europe. The transportation services vertical that the CompaNY acquired from BCE Emergis Inc. in 2000 offers service for air carriers and freight forwarders in North America. The Company's air messaging services help simplify cargo management. The Company specializes in providing electronic services to the cargo industry and to companies engaged in import and export via applications such as Cargo 2000, LOGIMAN(TM), and PC PRO(TM).

            CARGO 2000
            The Company's Cargo 2000 application provides visibility of the air cargo supply chain in compliance with the Cargo 2000 initiative launched by the International Air Transport Association (IATA). The Cargo 2000 initiative seeks to set the rules for agreed business processes and automation standards within the air cargo industry. The application allows users to monitor, measure and report on master air waybills for shipments airport-to-airport. Information provided by the system includes quality reports, shipment status, exception alerts, route maps and departure time reports.

            LOGIMAN(TM)
            LOGIMAN(TM) is designed to track the progress of air cargo as it moves across borders, between forwarders and carriers, and through the world's freigHT terminals. Features of the application include consignments generated from electronic messages or via web forms, proactive web-based status reports matched against estimated dates/times on consignment, and proactive alerts of shipment status changes or missed milestones.

            PC PRO(TM)
            PC PRO(TM) is an electronic forwarding system designed to help small-to-medium freight forwarders handle the complexities of freight cargo management onlinE. Through an electronic infrastructure connecting them to customers and logistics partners, freight forwarders can optimize freight booking capacity, send electronic waybills and ensure that consignments are handled efficiently at freight terminals around the world.

ROAD AND LAND MESSAGING
The Company offers road and land messaging services via the DSG-TRANSETTLEMENTS(TM) network. This network provides transaction exchange and connectivity servicES including Internet electronic data interchange ("EDI"), trading ramp-up programs, data standards and protocol conversion, transportation-specific document compliance, audit and error checking and archiving.

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TURNAROUND DOCUMENTS(TM)
For shippers and carriers without EDI capabilities, the Company offers an application called TURNAROUND DOCUMENTS(TM) which enables users to process purchase orderS, sales orders, bills of lading and shipment statuses in standard format required for specific EDI transaction sets via the Company's value-added networks.

(b)         Supply Chain Solution Suites
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The Company's solution suites include Supply Chain Execution Management,
Transportation Management, Ocean Contract Management and Routing and Scheduling.

SUPPLY CHAIN EXECUTION MANAGEMENT
This solution suite includes applications such as 20/20 VISIBILITY(TM), SUMMARY BALANCES(TM), DC OPTIMIZER(TM), APPOINTMENT SCHEDULER(TM) and SUPPLY CHAIN SNAPSHOTS(TM). THESE applications allow companies to monitor, measure and report on logistics activities as inventory and shipments move through multiple organizations, transportation modes and geographies across the supply chain.

            20/20 VISIBILITY(TM)
            20/20 VISIBILITY(TM) provides a framework that allows users to monitor, measure, query and report on order and shipment information at the line-item levEL across the supply chain. 20/20 VISIBILITY(TM) covers shipments as they move through multiple organizations, transportation modes, and geographies. DaTA representation and web access for supply chain monitoring can also be facilitated, accommodating each customer's own terms and references.

            SUMMARY BALANCES(TM)
            SUMMARY BALANCES(TM) is a reporting feature for identifying discrepancies between planned and actual activities throughout the supply chain. Users can repoRT on suppliers, product lines and trade lanes, and parameters may include lead times, maximum and minimum values, and daily, weekly, monthly or yearly activity.

            DC OPTIMIZER(TM)
            DC OPTIMIZER(TM) is a warehouse organization simulation tool to explore "what-if" scenarios of warehouse layouts and slotting before companies commit to bIG changes and the associated costs. This product helps determine optimal facility layout and product flow from the perspectives of cost and service and allows users to perform scenario testing of alternative layouts.

            APPOINTMENT SCHEDULER(TM)
            APPOINTMENT SCHEDULER(TM) helps resolve dock congestion by automating scheduling based on configuration and resource availability. Through collaboratiON between shippers, consignees and carriers, warehouse efficiency and hours of service can be improved.

            SUPPLY CHAIN SNAPSHOTS(TM)
            SUPPLY CHAIN SNAPSHOTS(TM) reports on inventory at rest and in transit throughout the supply chain, including goods in distribution facilities or shipments AT rest or in transit within carrier networks.

            MULTIMODAL ROUTE GUIDE(TM)
            MULTIMODAL ROUTE GUIDE(TM) allows supply chain planners to create route itineraries for both domestic and international shipments. This feature serves as A baseline for performance management. Milestones and other information in the itineraries are available to other products and applications for functions such as event monitoring.

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TRANSPORTATION MANAGEMENT
The Company's Transportation Management solution suite enables users to create and execute mode, carrier and rate combination for shipments. Inventory and sourcing optimization allows users to assess the day's shipments and to select the most appropriate, cost-effective source and carrier(s) based on entered contracts. Applications with Transportation Management, such as ROADSHOW TRANSPORT(TM), provide contract negotiation optimization, load building, shipment rating, load booking aND tendering and spot pricing.

            ROADSHOW TRANSPORT(TM)
            ROADSHOW TRANSPORT(TM) is designed to automate carrier selection with user-established decision criteria. It assesses and selects from criteria such AS contractual obligations, shipping lanes, shipment priority, cost and carrier past performance. The application supports order management through consolidation, financial settlement and audit and functions across multiple transportation, geographies, currencies and languages.

OCEAN CONTRACT MANAGEMENT
This solution suite allows ocean carriers to produce their own service contracts for containerized shipments. The suite provides integrated access to a robust ocean carrier rate tariff database where users can store, retrieve and coordinate critical pricing information. It contains applications to calculate bottom-line service rates via the Internet, including inland charges, fuel adjustments and currency conversions. Applications include CARRIER NEGOTIATION(TM), CARRIER RATE RETRIEVAL(TM), CARRIER SELECTION(TM) and Automated Manifest Service.

            CARRIER NEGOTIATION(TM)
            CARRIER NEGOTIATION(TM) helps transportation managers speed up the process of initiating requests for proposal (RFP) with carriers. It performs comparisons oF RFP responses in order to help select the most suitable carriers. The application electronically notifies preferred carriers about RFP opportunities and accepts responses. It also standardizes and speeds up the RFP process and ensures that all relevant information from both parties is included, from container types to transit times.

            CARRIER RATE RETRIEVAL(TM)
            CARRIER RATE RETRIEVAL(TM) can store, amend, update, search, retrieve, quote and calculate rates. It can be customized as a "private-label" solution foR publicly posting rates and is securely deployable across a global enterprise using the Internet. Price quotes can be saved, printed, faxed, or emailed.

            CARRIER SELECTION(TM)
            CARRIER SELECTION(TM) allows companies to optimize how they negotiate, implement and manage service contracts. Users can create "what-if" scenarios thaT reflect actual conditions to better evaluate options and costs.

            AUTOMATED MANIFEST SERVICE
            The Company's Automated Manifest Service helps users easily manage shipment information electronically, and enables compliance with the requirement to electronically submit shipment information to the US Customs Department's Automated Manifest System for ocean cargo.

ROUTING AND SCHEDULING
The Company's Routing and Scheduling solution suite allows users to efficiently route private or dedicated fleets and schedule delivery times. It integrates delivery order fulfillment with customer service. The technology allows dispatchers to optimally plan and manage routes. The technology also enables interaction with wireless devices to allow remote communication from and updates to the technology. The Routing and Scheduling solution suite includes ROADSHOW(TM), FLEETWISE(TM) and MOBILELINK(TM) applications.

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            ROADSHOW(TM) AND FLEETWISE(TM)
            As part of the Company's Routing & Scheduling solution, the FLEETWISE(TM) and ROADSHOW(TM) applications optimize routes. Users can plan routes and schedulES To most effectively deploy a constant number of trucks in a fleet.

            FLEETWISE applications optimize "dynamic" (changing) routes. Companies with pick-up and delivery operations can enter orders throughout the day to incrementally optimize routes and schedules. The applications connect the dispatch manager, driver and customer service representative for better planning and customer service.

            ROADSHOW applications optimize static and fixed routes and are available to be used as stand-alone applications or as centralized, multi-user enterprise applications.

            There are several applications within the ROADSHOW(TM) and FLEETWISE(TM) application groups, including ROADSHOW SALES AND TERRITORY PLANNER(TM), FLEETWISE RESERVATIONS(TM), FLEETWISE DISPATCH(TM) and FLEETWISE MONITOR(TM).

                        ROADSHOW SALES AND TERRITORY PLANNER(TM)
                        ROADSHOW SALES AND TERRITORY PLANNER(TM) is a strategic planning application to create territories or routes for delivery, sales, presales, aND merchandising personnel to optimize revenue potential. It evaluates geographic distribution and sales potential for each customer to establish optimal territory and route distributions. Factors considered include minimized travel time, related costs and balanced opportunities, and other parameters, such as stops, miles, time and sales volume.

                        FLEETWISE RESERVATIONS(TM)
                        The FLEETWISE RESERVATIONS(TM) application facilitates online scheduling for pick-ups and deliveries: either self-service or as a decision-suppoRT tool for customer service agents. Companies can tailor delivery service to key customers while achieving internal profitability goals.

                        FLEETWISE DISPATCH(TM) AND FLEETWISE MONITOR(TM)
                        The FLEETWISE DISPATCH(TM) solution facilitates assigning and executing same-day pick-ups and deliveries. With real-time visibility and shipmeNT status updates, operations can keep pace with delivery cycles to improve customer service.

                        Through integrated and automatic wireless updates, FLEETWISE MONITOR(TM) provides rapid notification of critical events that affect distributioN. As part of the Company's fleet management & routing offering, it provides real-time, event-based information on an ongoing basis and is not limited to visibility into arrivals at distribution centers or hubs.

MOBILELINK(TM)
The Company's MOBILELINK(TM) group of applications provides integrated 1-way and 2-way wireless communications between dispatchers and drivers for route planning aND dispatch.

Mobile devices in the field feed data to a wireless communications server called MOBILELINK GATEWAY(TM) providing a single point of access across multiple networks. ThIS service is available for set-up behind a firewall or as a hosted service for users who don't want to incur hardware/software expenses and other additional costs. Applications within the MOBILELINK(TM) product group include
MOBILELINK: COMMERCE(TM), MOBILELINK: FREIGHT(TM); MOBILELINK: STATUS(TM) and
MOBILELINK: TRACKER(TM).

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            MOBILELINK: COMMERCE(TM)
            MOBILELINK: COMMERCE(TM) offers financial settlement support for the mobile sales force. It provides order and delivery information at the line item level aND feeds delivery/payment information into customer service and billing systems.

            MOBILELINK: FREIGHT(TM)
            MOBILELINK: FREIGHT(TM) provides 2-way wireless communications and allows drivers to submit detailed status updates using either freeform or predefinED messages. It provides the ability to collect data such as order line-item detail, signature capture and barcode scanning.

            MOBILELINK: STATUS(TM)
            MobileLink: Status(TM) allows drivers to transmit messages using consumer-class devices to capture events such as arrivals, departures and delays for feediNG back to dispatch systems.

            MOBILELINK: TRACKER(TM)
            MOBILELINK: TRACKER(TM) passively monitors trucks and shipments without driver intervention. It triggers shipment status updates and system alerts whEN designated routes are not followed. This application uses the satellite Global Positioning System (GPS) and the terrestrial packet data network to transmit data.

(c)         Consulting Services
-------------------------------
The Company's consultants provide a variety of professional services to customers. These services include project management and consulting services to assist in configuration, implementation and deployment of the Company's solutions. The Company offers a variety of site-specific technical and consulting services to assist in all phases of the implementation process. The Company also provides assistance in integrating its products with the customer's existing software. In addition, the Company offers training services that provide customers with a formalized program to ensure that applications are implemented and utilized in an efficient and cost-effective manner.

(d)         Customer Service and Support and Maintenance
--------------------------------------------------------
The Company is committed to deploying customer support practices consistent with those of large software and network companies. The Company provides worldwide support to its customers through its central support center. Customer support is available 24-hours-a-day, 7-days-per-week via telephone, fax or e-mail.

4.3         REVENUE SOURCES
The Company's revenues are generated in the following two categories of principal products and services: (a) license revenues derived from licenses to our customers to use our software products; and (b) service revenues, composed of (i) ongoing transactional and/or subscription fees for use of our services and products by our customers; (ii) professional services revenues from consulting, implementation and training services related to our services and products; and (iii) maintenance and other related revenues, which include revenues associated with maintenance and support of our services and products.

The following table sets forth the Company's revenue sources for the fiscal years ended January 31, 2004 and 2003.

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REVENUES                         Fiscal year ended January 31
                ---------------------------------------------------------------
                            2004                              2003
                ---------------------------------------------------------------
                   Amount                            Amount
                (US dollars  Percentage of        (US dollars    Percentage of
                in millions) Total Revenues       in millions)   Total Revenues
                ---------------------------------------------------------------
License             10.9          18%                 17.4             25%
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Services            48.9          82%                 53.0             75%
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Total revenues      59.8         100%                 70.4            100%
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4.4         CUSTOMER BASE
The Company's customers are globally diverse, located in the Americas, Asia Pacific and Europe, Middle East and Africa (EMEA) regions. Customers range from small- and-medium size enterprises to established, "blue-chip" leaders across a variety of industry verticals. Customers include manufacturers, retailers, consumer product goods suppliers, distributors, transportation carriers, third-party logistics providers, freight forwarders, as well as companies in industries such as healthcare, pharmaceuticals, oil and gas, data management and exchanges.

In the fiscal year ended January 31, 2004, 68% of the Company's revenues were derived from the Americas, 24% were derived from EMEA and the remaining 8% of revenues were derived from Asia Pacific.

4.5         SALES AND MARKETING
(a)         Sales Force
-----------------------
The Company's sales force is expected to sell across the Company's solutions, targeting specific industry verticals. At present, the Company sells most of its products and services through a direct sales team that is aligned by geographic market and classification of the Company's product. Channel partners such as distributors and value-added resellers play a central role in the Company's strategy to address global customers. As of January 31, 2004, the Company employed a total of 137 individuals in sales and marketing, of which 51 were quota carrying sales professionals. On May 17, 2004 the Company announced that it was taking actions to significantly reduce its expenses, including a reduction of its workforce. A significant percentage of the Company's direct sales force has been impacted by the workforce reductions. See "Reorganizations" below.

The Company is headquartered in Waterloo, Ontario. Its primary representative office in the United States is in Atlanta, Georgia. In Europe, the primary representative offices are in Sweden and the United Kingdom. In Asia Pacific, the primary representative offices are in Australia and South Korea. In addition to its direct international sales force, the Company sells its software and network products internationally through a network of over 15 distributors.

(b)         Strategic Marketing Alliances
-----------------------------------------
The Company also forms strategic alliances with various companies in different geographic markets, in different industries and for different products with the goal of expanding the Company's market base. Typically, an alliance participant will market the Company's products in certain geographic and vertical markets and refer customers to the Company, in exchange for a fee in respect of new customers generated by the alliance participant.

The Company has established several working relationships with telecommunication companies, management consulting firms, and complementary hardware and software firms. An example of one such strategic relationship is the Company's relationship with Nextel, a leading digital wireless provider, which offers customers two DESCARTES MOBILELINK(TM) applications, MOBILELINK: STATUS(TM) and
MOBILELINK: FREIGHT(TM), for real-time fleet management and dispatch capabilities using Nextel's JAVA(TM) technology-enabled phones and the Nextel Nationwide Network.

4.6         RESEARCH AND DEVELOPMENT
The Company believes that its future success depends in large part on its ability to maintain and enhance its current product lines, and to enhance its market positioning through the deployment of emerging technologies. Accordingly, the Company continuously invests in product development to ensure that sufficient resources are focused on developing new products or enhancements to its existing products considering the Company's expense reduction initiatives. The Company believes that such expenditures are critical to its success. In the year ended January 31, 2004, the Company incurred research and development expenses of approximately $9.4 million.

The Company has made a substantial investment in research and development over the last several years. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance.

Although the Company typically conducts research and development initiatives internally, its modular solutions and component-based architecture have allowed it to use an outsourced developer on an as needed basis. In the fiscal year ended January 31, 2004, the Company used a third-party provider to assist with the offshore development of certain of the Company's supply chain products. The Company has provided notice to this provider of its termination of the outsourcing arrangement and currently anticipates that the relationship will be concluded in October 2004. The Company is transitioning the development formerly provided by this outsourcing provider to its internal staff. Given the recent cost-reduction initiatives announced by the Company, including a global reduction in the Company's workforce, these development activities may be difficult to transition to internal personnel. In the event of such difficulty, development on certain products may be delayed or deferred until sufficient resources are available. This could result in customer dissatisfaction that could materially adversely affect the operating results of the Company.

The Company's research and development program requires a high degree of detail in business analysis, technical design, and quality assurance. The Company believes it is well positioned to address these needs internally.

To build applications, the Company has implemented an application development process based on a six-month cycle. The cycle requires one month for solution analysis and design, three months for building, one month for review and quality assurance testing, and one month for packaging the application and training the Company's pre-sales and post-sales people.

The Company plans quarterly releases of many of its applications, introducing new features and functionality. Recently issued and generally available updated releases include 20/20 VISIBILITY(TM), TURNAROUND DOCUMENTS(TM) and SUMMARY BALANCES(TM), FLEETWISE(TM), ROADSHOW ENTERPRISE(TM) and ROADSHOW TRANSPORT(TM).

Recently completed development projects include the general availability of SUPPLY CHAIN SNAPSHOTS(TM) and MULTIMODAL ROUTE GUIDE(TM), as well as the LOGISTICS NETWORK OPERATING SYSTEM(TM) foundation.

Currently, the Company's development efforts are focused primarily on issuing new releases of many of its existing applications, such as SUMMARY BALANCES(TM), TURNAROUND DOCUMENTS(TM) and SUPPLY CHAIN SNAPSHOTS(TM), with planned general availability in approximately four to five months.

4.7         COMPETITION
Although the Company has experienced limited competition to date from companies with broad application suites with comparable capabilities, the market for the Company's applications is nevertheless highly competitive and subject to rapid technological change and the Company expects competition to increase in the future. On an application-by-application basis, especially in markets where similar technology has been available for some time such as Routing and Scheduling software and Value-Added Networks, the Company does experience competition from established vendors. On a geographic basis, the Company experiences competition from multinational companies as well as local competitors. The Company faces some disadvantage in entering new markets where competitors may have existing solutions with user interfaces that are advanced in local language presentation. To maintain and improve its competitive position on a global basis, the Company must continue to develop and introduce new applications, application features and services in a timely and cost effective manner.

The Company competes or may compete, directly or indirectly, with the following:
(i) application software vendors positioned as supply chain execution and other best-of-breed vendors; (ii) internal development efforts by corporate information technology departments; (iii) middleware vendors that provide integration software; (iv) application software vendors, including enterprise resource planning software vendors and business-to-business e-commerce vendors which may expand their current offerings into Internet fulfillment, some of whom may from time to time jointly market the Company's products as a complement to their own systems; and (v) other business application software vendors, including supply chain planning software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with, independent developers of Internet fulfillment solutions. The Company also expects to face additional competition as other established and emerging companies enter the market for Internet-based logistics solutions and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish co-operative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers.

The principal competitive factors affecting the market for the Company's solutions include vendor and product reputation; expertise and experience in implementing products in the customer's industry sector; product architecture, functionality and features; cost of ownership; ease and speed of implementation; customer support; product quality, price and performance; and product attributes such as flexibility, scalability, compatibility, functionality and ease of use. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations.

4.8         INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS
The Company's success depends significantly on its proprietary technology. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, license agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products and technology. The source codes and routing algorithms for the Company's applications and technology are protected both as trade secrets and as unregistered copyrighted works. The Company currently has one US patent for technology used in its dynamic vehicle routing application and has another US patent, based on a patent that has been issued to the Company in the Netherlands, for certain technological processes contained in its network architecture. The Company has registered or applied for registration of certain trademarks and service marks, and will continue to evaluate the registration of additional trademarks and service marks as appropriate.

The Company also utilizes certain other software technologies, such as geographic data, translation applications and business intelligence applications that it licenses from third parties, generally on a non-exclusive basis, including software that is integrated with internally developed software and used in the Company's products to perform key functions. These third-party licenses generally require the payment of royalties based on sales of the product in which the technology is used.

The Company's network customers may use electronic logistics information generated by the customer, or by third parties on behalf of the customer, in connection with the customer's use of the Company's network services. The Company's customers are responsible for procuring and paying for the generation of such electronic logistics information and the right to use such electronic logistics information in connection with the Company's network services.

4.9         CONTRACTS
(a)         Customer Contracts
------------------------------
The Company licenses its software products to its customers primarily by way of written license agreements. The license agreements specify the applicable terms and restrictions of use of the software, the terms and conditions of any enrolment by the customer in the Company's software maintenance program, and the applicable fees to be paid by the customer to the Company.

The Company provides its supply chain services to its customers primarily by way of written subscription agreement. The subscription agreement sets out the applicable terms and restrictions of use of the service, the length of time the customer can use the service, and the applicable fees to by paid by the customer to the Company. Typically, these subscription agreements renew at a customer's option and are subject to earlier termination by the customer on appropriate notice.

We depend on our installed customer base for a significant portion of our revenues. In addition, our installed customer base has historically generated additional new license and service revenues for us. If our customers fail to renew their service contracts or fail to purchase additional services or products, then our revenues could decrease and our operating results could be adversely affected. Further, certain of our customers could delay or terminate implementations of our services and products or be reluctant to migrate to new products for various reasons, including the following:

     o recent announcements that we have made regarding our financial condition and the termination of our CEO;
     o    budgetary constraints related to economic uncertainty;
     o    dissatisfaction with product or service quality;
     o difficulty in prioritizing a surplus of information technology projects; or
     o    changes in business strategy or priorities or for other reasons.

Such customers will not generate the revenues anticipated within the timelines anticipated, if at all, and may be less likely to invest in additional services or products from us in the future. This could have an adverse impact on our operating results.

(b)         Outsourcing Contracts
---------------------------------
The Company delivers some of its supply chain services over its proprietary networks, which are hosted by commercial hosting providers such as T-Systems Inc., BCE Emergis Inc. and Q9 Networks Inc. These hosting contracts, on which the Company is substantially dependent as it relates to the delivery of the Company's network services, typically contemplate services to be provided for a term at a defined service level, with applicable rights of termination and renewal. The Company typically pays monthly fees under these contracts. If any of these contracts were terminated without the consent of the Company, the Company could incur substantial costs in migrating to an alternate hosting provider. In such an event, the costs and related management effort could materially adversely affect the operating results of the Company and the service that the Company provides to its customers.

In the fiscal year ended January 31, 2004, the Company used a third-party provider to assist with the offshore development of certain of the Company's supply chain products. Further details of these development arrangements are provided in section 4.6 "Research and Development" above.

4.10        EMPLOYEES
As at January 31, 2004, the Company employed 404 full-time staff. Of the 404 employees, 78 of the individuals were engaged in customer service roles (which includes customer support, activations and implementation services), 81 were in research and development roles, 137 were engaged in sales and marketing roles, 37 under network and product support roles and 71 were in general administration roles. Geographically, 316 employees were located in North America, 51 were located in Europe, 34 were located in Asia/Pacific and 3 were located in Central America.

On May 17, 2004, the Company announced that it was taking actions to significantly reduce its expenses, which actions include a downsizing of the Company's global staff by approximately 130 employees, or approximately 35% of the Company's then total workforce. In addition, the Company announced that it would be closing certain offices, and canceling certain leases, consulting and other operating contracts. As of the date of this Renewal Annual Information Form, the Company employs approximately 275 full-time staff.

4.11 RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS In the fiscal year ending January 31, 2004, sales outside of the Americas accounted for approximately 32% of the Company's total revenues. The Company's international revenues are subject to risks associated with foreign sales, including longer collection times from foreign customers (particularly in the Asia Pacific region), difficulty in repatriating cash from foreign jurisdictions, unexpected changes in legal and regulatory requirements, export restrictions, changes in tariffs, exchange rates and other trade barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in management of distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property, seasonality of sales, language issues and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, results of operations and financial condition. In particular, although substantially all of the Company's sales to date outside of Canada have been denominated in US dollars, adverse fluctuations in the value of the US dollar in relation to foreign currencies may affect the Company's sales to foreign customers. Further currency control restrictions in foreign jurisdictions may adversely affect the Company's ability to collect funds in US currency, if at all, or on a timely basis. Substantially all of the Company's revenues are realized in US dollars, with much smaller proportions realized in other currencies dollars, while a significant portion of the Company's expenses are incurred in Canadian dollars and other local currencies. Fluctuations in exchange rates between the US dollar, the Canadian dollar and other currencies may have a material adverse effect on the Company's business, results of operations and financial condition.

4.12        RISKS ASSOCIATED WITH CYCLICAL OR SEASONAL ASPECTS OF BUSINESS
The Company's business may be impacted from time to time by the general cyclical and seasonal nature of particular modes of transportation and the freight market in general, as well as the cyclical and seasonal nature of the industries that such markets serve. Factors which may create cyclical fluctuations in such modes of transportation or the freight market in general include legal and regulatory requirements, timing of contract renewals between the Company's customers and their own customers, seasonal based tariffs, vacation periods applicable to particular shipping or receiving nations, and amendments to international trade agreements. Since some of the Company's revenues from particular products and services are tied to the volume of shipments being processed, adverse fluctuations in the volume of global shipments or shipments in any particular mode of transportation may affect the Company's revenues and have a material adverse affect on the Company's business, results of operations and/or financial condition.

4.13        REORGANIZATIONS
On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower its overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities. The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The restructuring also resulted in the consolidation of excess office facilities and equipment.

On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services, primarily in Waterloo, Ontario. The plans also included the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans impacted the workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operated. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company also identified leased facilities, which were in excess of the Company's ongoing space requirements.

During the latter half of the fiscal year ended January 31, 2003, the Company continued with its restructuring plans with further staff terminations (including certain management layers) and certain office closures. This also included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision further to the acquisition of the remaining 30% of the outstanding shares of Tradevision, including the consolidation of network infrastructure.

Based on a review of cost levels, on May 6, 2003, the Company announced it would implement a further downsizing of its global operations by approximately 130 employees. In addition to workforce reduction across all operations, the plans included further consolidation of office facilities, lease terminations, and write-down of redundant assets.

On May 17, 2004, the Company announced that it was taking actions to significantly reduce its expenses, which actions included a downsizing of its global staff by approximately 130 employees, or approximately 35% of its workforce. In addition, the Company announced that it would be closing certain offices, and canceling certain office leases, consulting and other operating contracts.

--------------------------------------------------------------------------------
ITEM 5         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RISK FACTORS
--------------------------------------------------------------------------------

Reference is made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's 2004 Annual Report for the year ended January 31, 2004 in respect of U.S. GAAP, and to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the material entitled "Canadian GAAP Financial Results for 2004 Fiscal Year" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP, both of which are incorporated herein by reference, specifically including the section entitled "Certain Factors That May Affect Future Results." This information is available on the SEDAR website at www.sedar.com.

--------------------------------------------------------------------------------
ITEM 6        MARKET FOR SECURITIES AND RELATED SECURITYHOLDER MATTERS
--------------------------------------------------------------------------------

The Company is authorized to issue an unlimited number of common shares, without par value, for unlimited consideration. The common shares are not redeemable or convertible. Each common share carries the right to receive notice of and one vote at a meeting of shareholders; the right to participate in any distribution of the assets of the Company on liquidation, dissolution or winding up; and the right to receive dividends if, as and when declared by the Board of Directors. As of June 18, 2004 there were 40,705,811 common shares outstanding. The common shares are listed on the Toronto Stock Exchange (TSX) under the symbol "DSG" and quoted on the Nasdaq National Market (Nasdaq) under the symbol "DSGX".

On June 30, 2000, the Company issued $75.0 million aggregate principal amount of 5.50% convertible unsecured subordinated debentures maturing on June 30, 2005 (the "Debentures"), the issuance of which was quali?ed by a short form prospectus dated June 26, 2000. Interest on the Debentures has accrued from June 30, 2000 and is payable in equal semi-annual installments in arrears on June 30th and December 30th of each year, the first payment having been made on December 30, 2000. Each Debenture is convertible, at the option of the holder, into common shares at any time prior to June 30, 2005 at a price of $35 per common share. The Debentures may now be redeemed at the Company's option provided that the average closing price of the common shares on the Nasdaq National Market during the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given is not less than 125% of the conversion price. The Company may elect to satisfy the obligation to pay all or any part of the aggregate principal amount of the Debentures on redemption by delivery of that number of common shares obtained by dividing the principal amount of the Debentures by 95% of the average closing price of the common shares on the Nasdaq National Market for the period of 20 consecutive trading days ending five trading days before the redemption date. As of June 18, 2004, there were $71,995,000 aggregate principal amount of Debentures outstanding, $45,000,000 of which were held by 3078393 Nova Scotia Company, a wholly owned subsidiary of the Company ("Descartes Sub"). The debentures are listed on the TSX under the symbol "DSG.DB.U".

On December 8, 2003, the Company announced that the TSX had approved the purchase by Descartes Sub of up to an aggregate of $3,599,750 principal amount of the Debentures pursuant to a normal course issuer bid. The purchases can occur from time to time over 12 months from the date of the normal course issuer bid through the facilities of the TSX, if and when considered advisable by the Company.

--------------------------------------------------------------------------------------------------------------------------
                         COMMON SHARES - TSX            COMMON SHARES - NASDAQ                 DEBENTURES - TSX
---------------   --------------------------------   -----------------------------   -------------------------------------
    MONTH         PRICE RANGE (CDN.$)    VOLUME      PRICE RANGE (US$)   VOLUME      PRICE RANGE PER US $1,000    VOLUME
                                                                                               (US $)
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 FEBRUARY 2003       $4.02 - 4.93       2,427,800       $2.60 - 3.26       99,005         $851.00 - 870.00          4,200
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
  MARCH 2003         $3.20 - 4.75       3,089,600       $2.15 - 3.18      322,115         $855.00 - 879.60          4,610
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
  APRIL 2003         $3.23 - 4.02       4,442,300       $2.22 - 2.76      353,224         $865.00 - 870.00          4,320
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
   MAY 2003          $2.88 - 3.75      11,258,300       $2.03 - 2.65      599,025         $840.00 - 930.00        299,687
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
  JUNE 2003          $3.00 - 3.37       6,043,800       $2.18 - 2.49      472,449         $915.10 - 930.00          8,560
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
  JULY 2003          $2.83 - 3.39       5,579,400       $2.00 - 2.55      477,461         $892.50 - 930.00          1,167
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 AUGUST 2003         $2.98 - 3.65       4,846,800       $2.05 - 2.61      347,396         $902.50 - 920.00            140
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
SEPTEMBER 2003       $3.22 - 3.75       6,419,500       $2.40 - 2.89    2,110,127         $925.00 - 930.00          2,700
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 OCTOBER 2003        $3.43 - 4.20      11,137,500       $2.55 - 3.21    1,994,812         $925.00 - 935.00          3,464
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 NOVEMBER 2003       $3.62 - 4.50       8,785,200       $2.72 - 3.40    1,866,155         $930.00 - 960.00          9,150
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 DECEMBER 2003       $3.31 - 4.28       6,541,800       $2.45 - 3.37    2,108,763         $940.00 - 955.00          2,640
---------------   -------------------  -----------   -----------------  ----------   -------------------------  ----------
 JANUARY 2004        $3.65 - 4.65       7,301,800       $2.83 - 3.65    3,485,359         $950.00 - 960.00          1,070
--------------------------------------------------------------------------------------------------------------------------

The Company has not paid any dividends on its common shares to date. The Company will consider paying dividends on its common shares in the future when operational circumstances permit, having regard to, among other things, Company's earnings, cashflow and financial requirements as well as relevant legal and business considerations.

The register of transfers of the Company's securities is located in the offices of the Company's stock transfer agent: Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1.

--------------------------------------------------------------------------------
ITEM 7                  DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

7.1         SUMMARY INFORMATION
The following table sets forth the name, location of residence and office held by each of the executive officers and directors of the Company as at January 31, 2004 with footnoted updates where appropriate. Each director is elected at the annual meeting of shareholders or appointed pursuant to the provisions of the Company's bylaws and applicable laws to serve until the next annual meeting or until a successor is elected or appointed, subject to earlier resignation by the director. The Company does not have an Executive Committee.

NAME AND LOCATION OF RESIDENCE         OFFICE HELD
------------------------------         -----------

DR. STEPHEN WATT(1)(2)(3)              Director, Chairman of the Board
London, Ontario, Canada

JOHN ALBRIGHT(1)(2)                    Director
Toronto, Ontario, Canada

JAMES BALSILLIE(1)(2)(3)               Director
Waterloo, Ontario, Canada

J. IAN GIFFEN(1)                       Director
Unionville, Ontario, Canada

CHRIS HEWAT(3)                         Director
Toronto, Ontario, Canada

MANUEL PIETRA(4)                       Former Director, Chief Executive Officer
Coral Gables, Florida, U.S.A.          and President

COLLEY CLARKE(5)                       Former Executive Vice-President, Finance
Waterloo, Ontario, Canada              and Chief Financial Officer

BRUCE GORDON                           Senior Vice-President, Research,
Atlanta, Georgia, U.S.A.               Development & Support

ART MESHER(6)                          Executive Vice-President, Strategic
Waterloo, Ontario, Canada              Development

J. SCOTT PAGAN                         Corporate Secretary
Cambridge, Ontario, Canada

EURIPEDES PSILOYENIS(6)                Former Senior Vice-President, IT Services
Miami, Florida, U.S.A.

     (1)  Member of the Audit Committee.
     (2)  Member of the Compensation Committee.
     (3)  Member of the Corporate Governance Committee.
     (4)  Mr. Pietra's employment with the Company terminated in May 2004.
     (5) Mr. Clarke left the Company in March 2004 to pursue other opportunities.

     (6) Mr. Mesher and Mr. Nussey were appointed to the Office of the Chief Executive Officer reporting to the Board of Directors pending a search for a new Chief Executive Officer following the termination of Mr. Pietra's employment on May 6, 2004.
     (7)  Mr. Psiloyenis' employment with the Company terminated in May 2004.

The principal occupations of each of the directors and executive officers of the Company during the five years preceding January 31, 2004 are as follows:

DR. STEPHEN WATT, has been an outside member of the Company's board of directors since June 2001. For the past five years, Dr. Watt has been a professor in the Department of Computer Science at the University of Western Ontario, and was Chair of the Department from 1996 to 2002.

JOHN ALBRIGHT has been an outside member of the Company's board of directors since November 1996. Since May 1996, Mr. Albright has been President of J.L. Albright Venture Partners Inc., a venture capital firm that specializes in making investments in the ordinary course of business in emerging information technology companies which involve substantial risks. Mr. Albright resigned as a director of Indian Motorcycle Company effective January 1, 2003 prior to it ceasing operations and appointing an assignee to manage its assets in September 2003. Indian Motorcycle Company was not a reporting issuer.

JAMES BALSILLIE has been an outside member of the Company's board of directors since November 1996 and is presently Chairman and Co-Chief Executive Officer of Research in Motion Limited, a company engaged in the business of developing and supplying radios and other access devices for use in wireless communications systems, which he joined in 1992.

J. IAN GIFFEN has been an outside member of the Company's board of directors since December 2003. Since 1996, he has been a consultant and advisor to/director of software companies and technology investment funds. From January 1992 to January 1996, Mr. Giffen was Vice President and Chief Financial Officer at Alias Research, a developer of 3D graphics software. Mr. Giffen is currently a director of 724 Solutions Inc., Financial Models Company Inc., Macromedia Inc., MKS Inc., Sierra Systems Group Inc., Strategic Vista Inc., and a director/advisor to a number of other private companies. Mr. Giffen is a Chartered Accountant and has a Bachelor of Arts degree in business administration from the University of Strathclyde in Glasgow.

CHRIS HEWAT has been an outside member of the Company's board of directors since June 2000. Mr. Hewat has been a partner at the law firm of Blake, Cassels & Graydon LLP since 1993, having joined the firm in 1987. Blake, Cassels & Graydon LLP provided legal services to the Company during the fiscal year ended January 31, 2004 and is expected to provide legal services to the Company in the fiscal year ending January 31, 2005.

MANUEL PIETRA'S employment with the Company terminated in May 2004. Mr. Pietra was previously appointed Chief Executive Officer and President of the Company in May 2003. Prior to that, in February 2002, Mr. Pietra was previously appointed Co-Chief Executive Officer and President of the Company. Mr. Pietra was appointed to the Board of Directors in September 2003. Prior to February 2002, Mr. Pietra was a consultant to the Company providing strategic advisory services. Prior to joining the Company, Mr. Pietra held positions as Founder and Managing Partner of Numbers@Work, a venture fund and consulting firm for the technology and, prior to that, a senior executive position with Baan International B.V.'s Baan Americas division.

COLLEY CLARKE left the Company in March 2004 to pursue other opportunities. Mr. Clarke first joined the Company in January 2000 as Executive Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Clarke held several senior executive and financial positions including Senior Vice President Strategic Planning and Chief Financial Officer for BCE Media Inc. from June 1998 to October 1999.

BRUCE GORDON joined the Company in January 1999 and was originally based in the Company's Australian offices. Mr. Gordon held various senior roles in the sales and professional services organizations of the Company. In May 2003, Mr. Gordon was appointed Senior Vice President, Research, Development & Support.

ART MESHER joined the Company in May 1998 as Executive Vice President, Corporate Strategy and Business Development. Prior to joining the Company, Mr. Mesher was research director for Gartner Group's Integrated Logistics Strategies Service from May 1995 until he joined the Company.

J. SCOTT PAGAN was appointed Corporate Secretary in May 2003. Mr. Pagan first joined the Company's legal department in May 2000. Prior to joining the Company, Mr. Pagan was in private legal practice in Cambridge, Ontario.

EURIPEDES PSILOYENIS' employment with the Company terminated in May 2004. Mr. Psiloyenis first joined the Company as a consultant to the Company's finance department and was appointed Senior Vice President, IT Services in May 2003. Prior to working with Descartes, Mr. Psiloyenis held senior management positions with KPMG, International Paint, Burmah Castrol, iDirect and Softvision Group.

To the knowledge of the Company, as at June 18, 2004, the directors and executive officers of the Company as a group beneficially owned, directly or indirectly, approximately 126,220 common shares of the Company, representing approximately 0.31% of the common shares then outstanding.

7.2         COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors currently has three committees: the Audit Committee, Compensation Committee and Corporate Governance Committee. The committees, their mandates and membership are discussed below:

AUDIT COMMITTEE
The Audit Committee's primary responsibilities consist of:

     o engaging the independent accountants to the Company to audit the Company's financial statements;
     o discussing the scope and results of the audit with the independent accountants;
     o reviewing with the Company's executive officers and the independent accountants the Company's interim and year-end operating results and approving the provision of all audit services and permitted non-audit services to be performed by the independent accountants;
     o reviewing the professional fees payable to the independent accountants;
     o establishing procedures designed to facilitate (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (b) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and
     o reviewing the adequacy of the internal accounting controls and audit procedures of the Company.

On June 12, 2000, the Board of Directors adopted a written Audit Committee Charter setting out the scope of the Audit Committee's responsibilities and membership requirements. The Audit Committee Charter was adopted to comply with Nasdaq rules established in December 1999 respecting the composition and functioning of audit committees. A copy of the Audit Committee Charter is attached as "Appendix A".

The Audit Committee is currently composed of four unrelated, financially literate and independent directors: Mr. John Albright (Chair), Mr. James Balsillie; Mr. Ian Giffen; and Dr. Stephen Watt. Each of the members of the Audit Committee is an unrelated director and independent under the Nasdaq standards for independence of audit committee members. In May 2004, the Board of Directors resolved that Mr. Giffen is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K and Paragraph (8)(b) of General Instruction B to

Form 40-F promulgated by the Securities and Exchange Commission and is financially sophisticated for the purposes of Nasdaq Rule 4350(d)(2).

The following sets out the education and experience of the members of the Audit
Committee:

JOHN L. ALBRIGHT, B.B.A., C.F.A. - Mr. Albright is a partner and founder of J.L. Albright Venture Partners, a venture capital firm established in 1996. As a venture capitalist, Mr. Albright has gained extensive experience assisting entrepreneurs and managers shape their vision and capital plans into successful long-term growth programs. Mr. Albright is a Chartered Financial Analyst and received his Bachelor of Business Administration degree from the Schulich School of Business at York University. Mr. Albright currently serves as a director on several boards.

JAMES L. BALSILLIE, B. Comm., M.B.A., C.A. - Mr. Balsillie is Chairman and Co-Chief Executive Officer of Research in Motion Limited ("RIM"), a leading designer, manufacturer and marketer of innovative wireless solutions for worldwide mobile communications. Mr. Balsillie joined RIM in 1992 and is primarily responsible for directing strategy, business development and finance at the company. Prior to RIM and after completing his M.B.A. at Harvard, Mr. Balsillie held senior positions with Sutherland-Schultz Limited, Prudential-Bache Securities in New York, and the Strategy Consulting and Entrepreneurial Services Group of Ernst & Young.

J. IAN GIFFEN, C.A., B.A. - Mr. Giffen is a chartered accountant with an extensive technology background. Since 1996 he has acted as a senior advisor and board member to software companies and technology investment funds. From 1992 to 1996, Mr. Giffen was Vice President and Chief Financial Officer at Alias Research Inc., a developer of 3D software, which was sold to Silicon Graphics Inc. Mr. Giffen is currently a director of 724 Solutions Inc., Financial Models Company Inc., Macromedia Inc., MKS Inc., Sierra Systems Group Inc. and Strategic Vista Inc.

DR. STEPHEN M. WATT, B.Sc., M. Math, Ph.D. - Dr. Watt is a professor of Computer Science in the Department of Computer Science at the University of Western Ontario and served as Chair of the Department from 1997-2002. Dr. Watt also serves as a director of Waterloo Maple Inc., as director of the Ontario Research Centre for Computer Algebra and is a member, and former director, of The Fields Institute for Research in Mathematical Sciences.

COMPENSATION COMMITTEE
The Compensation Committee is primarily responsible for:

     o reviewing, assessing and recommending to the Board of Directors any changes to the compensation of the Chief Executive Officer;
     o reviewing and approving the Chief Executive Officer's recommendations respecting the compensation of the other senior executives of the Company; and
     o reviewing, assessing and recommending to the Board of Directors any changes to the compensation of the individual members of the Board of Directors.

The Board of Directors has adopted a written Compensation Committee Charter setting out the scope of the Compensation Committee's responsibilities and membership requirements. A copy of the Compensation Committee Charter is attached as "Appendix B".

The Compensation Committee is currently composed of three directors: Mr. James Balsillie (Chair), Mr. John Albright and Dr. Stephen Watt. Each of the members of the Compensation Committee is an unrelated director and is considered by the Board of Directors to be independent of management.

CORPORATE GOVERNANCE COMMITTEE
The Corporate Governance Committee was established following the conclusion of the fiscal year ended January 31, 2003, with its primary responsibility being to assist the Board of Directors in fulfilling its responsibilities by overseeing the Company's corporate governance policies and making policy recommendations aimed at enhancing the Board of Directors' effectiveness. The Board of Directors has adopted a written Corporate Governance Committee Charter setting out the scope of the Corporate Governance Committee's responsibilities and membership requirements. A copy of the Corporate Governance Committee Charter is attached as "Appendix C".

The Corporate Governance Committee is currently composed of three directors: Dr. Stephen Watt (Chair), Mr. James Balsillie, and Mr. Chris Hewat. Each of Dr. Watt and Mr. Balsillie are unrelated directors and are considered by the Board of Directors to be independent of management.

--------------------------------------------------------------------------------
ITEM 8                       EXTERNAL AUDITOR
--------------------------------------------------------------------------------

The Company's external auditor is Deloitte & Touche LLP, who is nominated for re-appointment at the Company's annual general meeting of shareholders to be held on June 28, 2004. Deloitte & Touche LLP has been the external auditor of the Company since the fiscal year ended January 31, 1997. The following table sets forth the approximate fees incurred by the Company in using the services of Deloitte & Touche LLP in respect of the applicable fiscal years noted (all amounts in United States dollars):

-----------------  ---------- ------------------ -------- ---------- ----------
FISCAL YEAR ENDED  AUDIT FEES AUDIT-RELATED FEES TAX FEES OTHER FEES    TOTAL
-----------------  ---------- ------------------ -------- ---------- ----------
JANUARY 31, 2004    $532,000        $66,000      $411,000     $0     $1,009,000
-----------------  ---------- ------------------ -------- ---------- ----------
JANUARY 31, 2003    $379,000       $115,000      $391,000     $0       $885,000
-----------------  ---------- ------------------ -------- ---------- ----------


--------------------------------------------------------------------------------
ITEM 9                          LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

On January 23, 2004, the Company announced that a complaint alleging patent infringement had been filed against the Company in the United States District Court of the Southern District of New York by ArrivalStar, Inc.("ArrivalStar"). The complaint alleges that certain of Descartes' products infringe certain patents of ArrivalStar. No specific amount is claimed in the complaint. The announcement also indicated the Company's belief that the complaint was without merit and that we intend to defend against it vigorously. The Company has brought a motion to dismiss the complaint.

On or about May 19, 2004, the Company was named as a defendant in a securities class action lawsuit captioned BRIJ WALIA V. THE DESCARTES SYSTEMS GROUP INC., ET AL., which was filed in the United States District Court for the Southern District of New York purportedly on behalf of purchasers of the Company's common stock between June 4, 2003 and May 6, 2004. On or about June 16, 2004, the Company was named as a defendants in a securities class action lawsuit captioned DOUG VAN FRAASSEN V. DESCARTES SYSTEMS GROUP, INC. ET AL., which was filed in the United States District Court for the Southern District of New York on behalf of purchasers of the Company's common stock between June 4, 2003 and May 6, 2004. Each complaint also names as defendants two of the Company's former officers. The complaints allege, among other things, that the defendants made misstatements to the investing public between June 4, 2003 and May 6, 2004 regarding the Company's financial condition. No specific amount has been claimed in the complaints. It is possible that one or more additional complaints making substantially similar allegations may follow. The Company intends to vigorously defend all such matters.

--------------------------------------------------------------------------------
ITEM 10                      ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Additional information about the Company is available at the Company's website at www.descartes.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Company's management information circular dated May 26, 2004 for the Company's annual meeting of shareholders to be held on June 28, 2004. Additional financial information is provided in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and the report of the Company's auditors thereon contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2004 in respect of US GAAP, and the material entitled "Canadian GAAP Financial Information Fiscal 2004" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP. Copies of such documents, together with copies of any interim financial statements of the Company subsequent to the financial statements for the year ended January 31, 2004, copies of this Annual Information Form and copies of any documents or the pertinent pages of any documents incorporated by reference in this Annual Information Form, are available upon request from the Company's Corporate Secretary, provided that the Company may require payment of a reasonable charge if the request is made by a person who is not a security holder of the Company. At any time when securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, a copy of the foregoing documents, together with a copy of any other documents that are incorporated by reference into the short form prospectus or the preliminary short form prospectus may be obtained without charge upon request from the Company's Corporate Secretary.

                                                                      APPENDIX A
                                                                      ----------

THE DESCARTES SYSTEMS GROUP INC.
AUDIT COMMITTEE CHARTER

Adopted by the Board of Directors on June 12, 2000

A.          PURPOSE AND SCOPE

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's stockholders or to the general public, and
(ii) the Corporation's internal financial and accounting controls.

B.          COMPOSITION

The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The Nasdaq National Market, as in effect from time to time, and each such director shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgement as a member of the Committee.

All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Board of Directors may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its stockholders. The Board of Directors shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.          RESPONSIBILITIES AND DUTIES

To fulfil its responsibilities and duties the Committee shall:

Document Review
---------------

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

Independent Accounting Firm
---------------------------

2. Recommend to the Board of Directors, the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for stockholder approval in any proxy statement).

3. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

4. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

5. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

6. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting Processes
-----------------------------

7. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

Compliance
----------

8. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                                                                      APPENDIX B
                                                                      ----------

THE DESCARTES SYSTEMS GROUP INC.
COMPENSATION COMMITTEE CHARTER

A.          PURPOSE AND SCOPE

The primary function of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") is to exercise the responsibilities and duties set forth below, including but not limited to, determining and making recommendations with respect to all forms of compensation to be granted to the Chief Executive Officer of the Corporation, and reviewing the Chief Executive Officer's recommendations respecting compensation of the other senior executives of the Corporation.

B.          COMPOSITION

The Committee shall be comprised of a minimum of three directors as appointed by the Board, a majority of whom shall be independent and unrelated as determined in accordance with TSX Guidelines and other wise meet any applicable independence and committee composition requirements under any applicable rules or regulations of The Nasdaq National Market or securities laws in effect from time to time.

The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.          RESPONSIBILITIES AND DUTIES

To fulfil its responsibilities and duties the Committee shall:

     o Administer and interpret the Corporation's stock option plan and its policies respecting the grant of options thereunder, and review and recommend for approval of the Board the grant of options thereunder and the terms thereof

     o Review and recommend to the Board of Directors for approval the annual salary, bonus, stock options and other benefits direct and indirect, of the Chief Executive Officer

     o Review and approve the Chief Executive Officer's recommendations for the annual salary, bonus, stock options, and the other benefits, direct and indirect, of the other senior executives of the Corporation

     o Prepare an annual report for inclusion in the Corporation's management information circular to shareholders respecting the process undertaken by the Committee in its review and preparing a recommendation in respect of Chief Executive Officer compensation

     o Review on a periodic basis the terms of and experience with the Corporation's executive compensation programs for the purpose of determining if they are properly co-ordinated and achieving the purpose for which they were designed and administered

     o    Recommend to the Board the appropriate level of director compensation

     o Review and assess the adequacy of this Charter periodically as conditions dictate to ensure compliance with any rules of regulations promulgated by any regulatory body and recommend to the Board for its approval any modifications to this Charter as considered

     o Oversee the Corporation's compliance with any rules promulgated by any regulatory body prohibiting loans to officers and directors of the Corporation.

                                                                      APPENDIX C
                                                                      ----------

THE DESCARTES SYSTEMS GROUP INC.
CORPORATE GOVERNANCE COMMITTEE CHARTER

A.          PURPOSE AND SCOPE

            The primary responsibility of the Corporate Governance Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities by overseeing the Corporation's corporate governance policies and make policy recommendations aimed at enhancing Board effectiveness.

B.          COMPOSITION

            The Committee shall be comprised of a minimum of three directors as appointed by the Board, a majority of whom shall be independent and unrelated as determined in accordance with TSX Guidelines and other wise meet any applicable independence and committee composition requirements under any applicable rules or regulations of The Nasdaq National Market or securities laws in effect from time to time.

            The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.          RESPONSIBILITIES AND DUTIES

To fulfil its responsibilities and duties the Committee shall:

            1. Oversight of Corporate Governance Practices

               o Conduct a periodic review of the Corporation's corporate governance policies and make policy recommendations aimed at enhancing Board and committee effectiveness
               o Ensure appropriate structure, size, composition, mandate and membership of Board committees
               o Propose agenda items and content for submissions to the Board related to corporate governance issues and provides periodic updates on recent developments in corporate governance
               o Conduct a periodic review of the relationship between management and the Board
               o Review and approve the Corporation's response to the TSX Guidelines and comparable U.S. guidelines and requirements

            2. Management of Board and Committee Activities

               o Review annually the mandates of the Board and each committee and recommends amendments as it believes are necessary or desirable
               o Make recommendations regarding Board meeting dates and agendas, committee meetings, the frequency and content of meetings, and the need for special meetings
               o Determine annually which Board and committee members are considered to be unrelated, recommending its determination to the Board and providing the related analysis
               o Ensure effective communication between management and the Board, particularly with respect to the provision of information to directors in a timely manner
               o Recommend procedures to permit Board to function independently of management, including procedures to permit Board to meet on a regular basis without a member of management present

            3. Evaluation of Board Effectiveness

               o Review the amount and form of director's compensation to ensure that it is competitive and aligns the interests of directors and shareholders
               o Conduct at least annually an evaluation of the effectiveness of the Board and its committees
               o Conduct an annual evaluation of the effectiveness of individual directors

            4. Recruitment and Education of Directors

               o Identify, evaluate and recommend suitable candidates for nominees as directors
               o Establish criteria for election, re-election and retirement as a director
               o Responsible for orientation of new directors and ongoing education of directors

            5. Succession Planning

               o    Responsible for succession planning for the CEO.

THE DESCARTES SYSTEMS GROUP INC.
Corporate Headquarters

120 Randall Drive
Waterloo, Ontario N2V 1C6
Canada

Phone: (519) 746-8110
       (800) 419-8495
Fax:   (519) 747-0082

info@descartes.com
www.descartes.com
-----------------








                                   [DESCARTES
                                  COMPANY LOGO]